Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment (“First Amendment”) to the Merger Agreement (as defined below) is made and entered into as of February 8, 2022, by and among (i) Edoc Acquisition Corp., a Delaware corporation (together with its successors, the “Purchaser”), (ii) Edoc Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) American Physicians LLC, a Delaware limited liability company, in the capacity as the Purchaser Representative thereunder (the “Purchaser Representative”), (iv) Allan Camaisa, in the capacity as the Seller Representative thereunder (the “Seller Representative”), and (v) Calidi Biotherapeutics, Inc.., a Nevada corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

RECITALS:

WHEREAS, Purchaser, Merger Sub, the Purchaser Representative, the Company Representative and the Company have entered into that certain Agreement and Plan of Merger, dated as of February 2, 2022 (the “Original Agreement,” and as amended, including by this First Amendment, the “Merger Agreement”); and

WHEREAS, the Parties now desire to amend the Original Agreement to extend the Due Diligence Period from February 8, 2022 to February 18, 2022, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Merger Agreement, the Parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1. Amendment to Merger Agreement.

(a) The first sentence of Section 5.21 of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

The Company and the Purchaser agree that the Purchaser shall have until 11:59 p.m. E.T. on February 18, 2022 (the “Due Diligence Period”), to review the Company Disclosure Schedules and to conduct additional legal due diligence on the Target Companies in order to determine whether its due diligence findings or any disclosure on the Company Disclosure Schedules is reasonably likely to have a material negative impact on the business of the Surviving Corporation and in such event the Purchaser in its reasonable discretion may elect, upon written notice to the Company, not to proceed with the transaction contemplated by this Agreement.

(b) The first sentence of Article IV of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

Except as set forth in the disclosure schedules to be delivered by the Company to the Purchaser on or before February 18, 2022, (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the Purchaser, as of the date of the Company Disclosure Schedules and as of the Closing, as follows:

2. Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Merger Agreement in the Merger Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Merger Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Merger Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 9.1 through 9.10, 9.12 and 9.13 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each Party hereto has caused this First Amendment to be signed and delivered as of the date first written above.

The Purchaser:

EDOC ACQUISITION CORP.

By:	/s/ Kevin Chen
	Name:	Kevin Chen
	Title:	Chief Executive Officer

The Purchaser Representative:

AMERICAN PHYSICIANS LLC, solely in the capacity as the Purchaser Representative hereunder

By:	/s/ Xiaoping Becky Zhang
	Name:	Xiaoping Becky Zhang
	Title:	Managing Member

Merger Sub:

EDOC MERGER SUB INC.

By:	/s/ Kevin Chen
	Name:	Kevin Chen
	Title:	President

The Company:

CALIDI BIOTHERAPEUTICS, INC.

By:	/s/ Allan Camaisa
	Name:	Allan Camaisa
	Title:	Chairman and Chief Executive Officer

The Seller Representative:

Allan Camaisa, solely in the capacity as the Seller Representative hereunder
/s/ Allan Camaisa
Allan Camaisa, individually

[Signature Page to First Amendment to Merger Agreement]